Exhibit 2.7

AMENDMENT TO AGREEMENT

This Amendment (“Amendment”) to Agreement (the “Agreement”) is entered into this 30th day of January, 2004 by, between and among Prospect Medical Group, Inc., a California professional corporation (“Prospect”), Prospect NWOC Medical Group, Inc., a California professional corporation and wholly-owned subsidiary of Prospect (“Sub”), Prospect Medical Systems, Inc., a Delaware corporation and an affiliate of Prospect and Sub (“Systems”), Northwest Orange County Medical Group, Inc., a California professional corporation (“Northwest”), the shareholders of Northwest, acting through the Shareholder Representative (as defined in Section 8.1 of the Agreement), and Harriman Jones Medical Group, A Professional Corporation, a California professional corporation (“Harriman Jones”) (collectively, the “Parties”).

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement.

RECITALS

A.           Pursuant to the Agreement, Prospect, Sub, Systems, Northwest, the Shareholders and Harriman Jones agreed that at the Effective Time on Saturday, January 31, 2004, defined in the Agreement as both the Closing Date and the Effective Date (the “Originally Intended Merger Date”), Sub will be merged with and into Northwest, with Sub as the Surviving Corporation and Systems will pay consideration to Harriman Jones in exchange for Harriman Jones’ termination of its management agreement with Northwest.

B.             The Agreement provides, among other things, for the establishment of an escrow for the deposit of the Earnest Money Deposit and the balance of the Merger Consideration and the Termination Consideration.

C.             The Agreement also provides, in Section 8.1, that the Shareholders of Northwest appoint Pratibha Patel, M.D. as the “Shareholder Representative” serving as their agent for purposes of binding the Shareholders with respect to, among other things, any amendment or modification of the Agreement.

D.            The Parties now desire to amend the Agreement in order to, among other things, (i) provide that Northwest (instead of Sub) will be the Surviving Corporation, (ii) move the Closing Date to a business day, and (iii) provide for an Effective Date on the first business day after the Originally Intended Closing Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AMENDMENT

1.               Northwest as the Surviving Corporation.  The following provisions of the Agreement shall be revised to reflect that Northwest shall be the Surviving Corporation in the Merger:

(i)                                     Recital H in the Agreement shall be deleted in its entirety to provide as follows:

WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Sub shall be merged with and into Northwest, with Northwest as the surviving corporation and becoming a subsidiary of Prospect (the “Merger”), pursuant to an Agreement of Merger substantially in the form attached hereto as Exhibit A (the “Agreement of Merger”) and the applicable provisions of the laws of the State of California, with future management of the surviving corporation to be provided by Systems.

(ii)                                  Recital I in the Agreement shall be deleted in its entirety to provide as follows:

WHEREAS, in order that Systems provide management to the surviving corporation following the Merger, it is necessary that the Northwest Management Agreement be terminated concurrently with the Merger.

(iii)                               Section 1.1 in the Agreement shall be deleted in its entirety to provide as follows:

1.1                                 The Merger.  At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporations Code of the State of California (the “California Code”), Sub shall be merged with and into Northwest, the separate corporate existence of Sub shall cease and Northwest shall continue as the surviving corporation and as a wholly-owned subsidiary of Prospect.  Northwest as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation”.

2.               Name of Surviving Corporation Will Be Name of Sub.  Section 1.5(a) of the Agreement shall be amended by deleting subsection (a) in its entirety and replacing it with the following:

“(a) Unless otherwise determined by Prospect prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation and the name of the Surviving Corporation shall be the name set forth in Article I of the Articles of Incorporation of Sub”.

3.               Agreement of Merger.  The Agreement of Merger attached as Exhibit A of the Agreement shall be deleted in its entirety and replaced with the Agreement of Merger attached as Exhibit A to this Amendment.

4.               Closing Date; Effective Date; Effective Time.  Section 1.3 of the Agreement shall be deleted in its entirety and replaced with the following:

“1.3                           Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 9 hereof, the closing of the Merger (the “Closing”) will take place on January 30, 2004, subject to the satisfaction or waiver of the conditions set forth in Article 6, at the offices of Miller & Holguin, 1801 Century Park East, 7th Floor, Los Angeles, California, unless another place or time is agreed to by the parties (the “Closing Date”).  Notwithstanding the Closing Date, the transaction shall be deemed effective and the Merger consummated by filing the Agreement of Merger and any required officer’s certificates with the Secretary of State of the State of California in accordance with the relevant provisions of applicable law on February 2, 2004.  The date and time the Merger becomes effective in accordance with the provisions of the California Code is the “Effective Time”.   In order to facilitate this agreement, the parties shall, at least five (5) days before the Closing Date, pre-clear the Agreement of Merger and any required officer’s certificates with the Secretary of State of the State of California and make any changes to such documents as is necessary to ensure their sufficiency in form for filing on the Effective Date with the Secretary of State.”

5.               Fictitious Name Permit.  Section 2.28 shall be amended by adding the following at the end of the paragraph:

“Northwest has advised Prospect that it has attempted to file a fictitious name permit in the name of Northwest but that the application was rejected because Northwest’s name was similar to another name.  As a result, Northwest has filed the permit in the name “Northwest Orange County Medical Corporation”.  Prospect consents to Northwest’s filing of the permit in this name.  Prospect’s consent, however, has no effect on the indemnification obligation of Harriman Jones in Section 7.2(iii) of the Agreement in the event Northwest suffers damages due to Northwest’s failure to timely file the fictitious name permit for Northwest.”

6.               Escrow Agreement.  The parties agree, and shall execute a joint instruction to the Escrow Holder in the form of Exhibit B to reflect and inform the Escrow Holder of the following:

(i)                                     The Merger Consideration and Termination Consideration will be paid on the Effective Date, and not on the Originally Intended Closing Date,

(ii)                                  Prospect will deposit its one-half portion of the escrow fees described in Section 3.8 of the escrow agreement along with its deposit of the balance of the Transaction Consideration, estimated to be $1,838 (50% of [$3,500 + an estimated $175 for five non-wire transactions @ $25 each and one wire transfer fee @ $50]) for a total remaining deposit (after giving effect to the $100,000 deposit) by Prospect on the Effective Date of $1,901,838, and

(iii)                               The one-half portion of the escrow fees set forth in Section 3.8 of the Escrow Agreement owing by Harriman Jones and the Shareholders estimated to be $1,838 shall be withheld from the Termination Consideration, resulting in Harriman Jones receiving a net payment of $1,948,162.  Prospect and Harriman Jones acknowledge that the amounts described herein for payment of the escrow fees are an estimate and they agree to split any additional charges that may be billed by the Escrow Holder in accordance with Section 3.8 of the Escrow Agreement.

7.               Effect of Change of Closing Date and Introduction of “Effective Date”.  Notwithstanding anything to the contrary in the Agreement, except for the obligation to deliver and/or exchange the documentation set forth in Article 6 of the Agreement, all references to Closing Date shall be replaced with Effective Date.  All documents which were required to be dated as of the Closing Date shall instead be dated the Effective Date.  All representations, warranties and agreements which reference the Closing Date, shall instead be deemed to reference the Effective Date.  The Merger Consideration and Termination Consideration shall be paid, subject to the terms and conditions of the Agreement, on the Effective Date.

8.               Interim Management Agreement.  Harriman Jones and Prospect agree that on the Closing Date they will execute the Interim Management Agreement in the form attached hereto as Exhibit “C”, which will become effective on the Effective Date, and which provides for the short-term management of the Surviving Corporation by Harriman Jones after the Merger.

9.               Northwest Bank Accounts.  A complete and accurate list of the bank accounts of Northwest is listed on Schedule 2.23 of the Agreement.  On or prior to the Effective  Date, excepting only monies securing letters of credit or certificates of deposits pledged as security for the Northwest Full Risk Contracts and/or the Northwest Shared Risk Contracts, all monies in the accounts set forth on Schedule 2.23 which are invested in securities of any nature shall be converted to cash and shall constitute “good funds” subject to immediate withdrawal by Prospect NWOC on or after the Effective Date without penalty.

10.         Correction of Name.  The Agreement currently lists the legal name of Harriman Jones as Harriman Jones Medical Group, Inc., a California professional corporation.  The correct name is “Harriman Jones Medical Group, A Professional Corporation, a California professional corporation”.

11.         Resignation of Officers and Directors of Northwest. A new sentence shall be added at the end of Section 2.16 of the Agreement as follows:

“After the Effective Date, none of the persons listed on Schedule 2.16 shall be entitled to compensation or stipends except for a one-time lump sum $1,500.00 payment to Dr. Pratibha Patel and a one-time lump sum $4,500.00 payment to Dr. Sami Shoukair which is being paid as part of the management fee under Section 5 of the Interim Management Agreement.”

12.         Evidence of Resignation of Officers and Directors of Northwest. A new Subsection (k) shall be added to Section 6.1 of the Agreement which provides as follows:

“(k) Letters of resignation of each officer and director of Northwest, including the Medical Director and other persons listed on Schedule 2.16, effective the Effective Date, except that the letters of resignation of Dr. Patel and Dr. Shoukair shall provide that that they shall continue to provide services as needed by Harriman Jones in conjunction with the Interim Management Agreement to manage Northwest after the Effective Date through February 29, 2004 in return for the lump sum payments being paid to Dr. Patel and Dr. Shoukair.”

13.         Further Assurances.  Each Party hereto agrees to execute such other documents and    take such other actions as may be reasonably necessary or desirable to confirm or effectuate the agreements contemplated in this Amendment.

14.         Continuing Agreement.  Except as modified by this Amendment, the Agreement shall continue in full force and effect.  In the event of any conflict between any provision of this Amendment and any provision of the Agreement, the provision of this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Agreement as of the date first written above.

“Prospect”

“Northwest”

PROSPECT MEDICAL GROUP, INC., a California professional medical corporation	NORTHWEST ORANGE COUNTY MEDICAL GROUP, INC., a California corporation

/s/ Jacob Y. Terner	/s/ Pratibha Patel, M.D.
Jacob Y. Terner, Chief Executive Officer	Pratibha Patel, M.D., President

“Sub”

“HARRIMAN JONES”

PROSPECT NWOC MEDICAL GROUP, INC., a California professional medical corporation	HARRIMAN JONES MEDICAL GROUP, A Professional Corporation, a California professional corporation

/s/ Jacob Y. Terner	/s/ James P. Agronick
Jacob Y. Terner, Chief Executive Officer	James P. Agronick, Chief Executive Officer

“Systems”

“Shareholder Representative”

PROSPECT MEDICAL SYSTEMS, INC., a Delaware corporation

/s/ Pratibha Patel, M.D.
Pratibha Patel, M.D.
/s/ Jacob Y. Terner
Jacob Y. Terner, Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

This Agreement of Merger (the “Agreement of Merger”) is made as of February 2, 2004, by and between Prospect NWOC Medical Group, Inc., a California professional corporation (“Sub”), and Northwest Orange County Medical Group, Inc., a California professional corporation (“Northwest” or the “Surviving Corporation”).

RECITALS

A.    Sub, Northwest and Prospect Medical Group, Inc., a California professional corporation and the parent corporation of Sub (“Prospect”), among others, have entered into an Agreement, dated as of November 19, 2004, setting forth certain representations, warranties and agreements relating to the merger (the “Merger”) of Sub with and into Northwest, which will be the surviving corporation.

B.    The Boards of Directors of Sub and Northwest deem the Merger desirable and in the best interests of their respective corporations and shareholders and have approved the Merger.

C.    The Boards of Directors of Sub and Northwest have submitted the principal terms of the Merger to their respective shareholders and received the requisite shareholder approval.

ACCORDINGLY, in consideration of the foregoing, and intending to legally bound hereby, each of the parties hereby agrees as follows:

(a)   The Merger.  Upon the filing of this Agreement of Merger, together with required officers’ certificates, with the Secretary of State of the State of California in accordance with the California Corporations Code (the “Effective Time”), (i) Sub will be merged with and into Northwest, (ii) the separate corporation existence of Sub will cease and (iii) Northwest will be the surviving corporation.

(b)   Effect On Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Northwest, Sub, or the holders of any securities of Northwest or Sub, the following will occur:

(i) Conversion of Northwest Shares.  Each share of Northwest capital stock issued and outstanding immediately prior to the Effective Time (each, a “Northwest Share”, collectively, the “Northwest Shares”) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such Northwest Share, an amount of cash equal to $50,000 divided by the number of Northwest Shares outstanding at the Effective Time (on a fully diluted basis).

(ii) Capital Stock of Sub.  Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of capital stock of the Surviving Corporation.  Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(c)           Articles of Incorporation of the Surviving Corporation.  At the Effective Time the Articles of Incorporation of Northwest will be the Articles of Incorporation of the Surviving Corporation; provided, however, that such Articles of Incorporation shall be amended and restated as set forth in Exhibit A hereto.

(d)           Counterparts.  The Agreement of Merger may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(e)           Headings.  The section and subsection headings contained in this Agreement of Merger are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement of Merger.

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IN WITNESS WHEREOF, Sub and Northwest have executed this Agreement of Merger as of the date first written above.

PROSPECT NWOC MEDICAL GROUP, INC., a California professional corporation

By:
Jacob Y. Terner, M.D.
President

By:
R. Stewart Kahn
Secretary

NORTHWEST ORANGE COUNTY MEDICAL GROUP, INC., a California professional corporation

By:
Pratibha Patel, M.D.
President

By:
Ed Jang, M.D.
Secretary

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EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NORTHWEST ORANGE COUNTY MEDICAL GROUP, INC.

ARTICLE I

NAME

The name of this corporation is Prospect NWOC Medical Group, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

PURPOSE

This Corporation is a Professional Corporation within the meaning of Title 1, Division 3, Part 4 of the California Corporations Code.  The purpose of this Corporation is to engage in the profession of medicine and any other lawful activities (other than the banking or trust company business) not prohibited to a corporation engaging in such profession by applicable laws and regulations.

ARTICLE IV

AUTHORIZED STOCK

This Corporation is authorized to issue only one class of shares of stock which shall be designated common stock; and the total number of shares which this Corporation is authorized to issue is one hundred thousand (100,000) shares.

ARTICLE V

SHAREHOLDER QUALIFICATION

This Corporation is subject to the restrictions on the qualifications of shareholders imposed by Title 1, Division 3, Part 4 of the California Corporations Code and other applicable laws, rules, and regulations, which provide that only the following may be shareholders of a medical corporation:

(a)           Holders of a valid physician’s and surgeon’s certificate issued by the Division of Licensing of the Medical Board of California;

(b)           Licensed persons as defined in Section 13401.5(a) of the California Corporations Code, provided that (i) the number of shares in the Corporation owned by such persons does not exceed forty nine percent (49%) of the total shares issued by the Corporation; and (ii) the number of such persons owning shares in the Corporation does not exceed the number of licensed physicians and surgeons owning shares in the Corporation; and

(c)           Medical corporations with only one shareholder, who is a licensed person as defined in Section 13401 of the California Corporations Code.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS

(a)           The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b)           This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

(c)           Any amendment, repeal or modification of any provision of this Article VI shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment.

EXHIBIT B

OFFICER’S CERTIFICATE

The undersigned hereby instruct the Escrow Agent as follows:

(a)                                                        Notwithstanding the fact that the Escrow Agreement provides for a transfer of funds on Saturday, January 31, 2004, the Termination Consideration and the Merger Consideration will be paid on Monday, February 2, 2004, which is the Effective Date and Effective Time under the Agreement.  The undersigned will instruct you in writing when you have the authority to pay the Merger Consideration and Termination Consideration to the Shareholders and Harriman Jones, respectively;

(b)                                                       Prospect is depositing its one-half portion of the escrow fees described in Section 3.8 of the escrow agreement at the time of its deposit of the balance of the Transaction Consideration.  The estimate of Prospect’s one-half portion of the escrow fees is $1,838.  Considering Prospect’s previous deposit of $100,000, the amount of Prospect’s deposit on the Effective Date shall be $1,901,838; and

(c)                                                        The one-half portion of the escrow fees owing by Harriman Jones and the Shareholders estimated to be $1,838 shall be withheld by the Escrow Agent from the Termination Consideration, resulting in Harriman Jones receiving a net payment of $1,948,162.

PROSPECT MEDICAL GROUP, INC., a California professional medical corporation	NORTHWEST ORANGE COUNTY MEDICAL GROUP, INC., a California corporation

Jacob Y. Terner, Chief Executive Officer
Pratibha Patel, M.D., President

PROSPECT NWOC MEDICAL GROUP, INC., a California professional medical corporation	HARRIMAN JONES MEDICAL GROUP, A Professional Corporation, a California professional corporation

Jacob Y. Terner, Chief Executive Officer
James P. Agronick, Chief Executive Officer

PROSPECT MEDICAL SYSTEMS, INC., a Delaware corporation

Jacob Y. Terner, Chief Executive Officer	Pratibha Patel, M.D., Shareholder Representative

EXHIBIT C

INTERIM MANAGEMENT AGREEMENT

This Interim Management Agreement (“Agreement”) is dated as of February 2, 2004 by and between Prospect NWOC Medical Group, Inc., a California professional corporation f/k/a Northwest Orange County Medical Group, Inc. (“Surviving Corporation) and Harriman Jones Medical Group, A Professional Corporation, a California professional corporation (“Harriman Jones” or “Manager”) (collectively as the “Parties”).

RECITALS

A.         Surviving Corporation is the surviving corporation in a merger of Northwest Orange County Medical Group, Inc., a California professional corporation (“Northwest”) with and into Prospect NWOC Medical Group, Inc., a California corporation (prior to the merger “Sub”), with a name change simultaneous on the merger date to, “Prospect NWOC Medical Group, Inc.”.

B.             Harriman Jones was the manager of Northwest immediately prior to the Merger pursuant to the Management Services Agreement between Northwest and Unihealth Med Group Management, Inc. dated December 30, 1993 (“Original Agreement”), as amended by that First Amendment to Management Services Agreement dated February 1996 between Northwest and Huntington Provider Services as successor in interest to Unihealth Med Group Management (“First Amendment”), and further amended by that Amendment to Management Services Agreement effective October 1, 2000 between Northwest and PPM Holdings Long Beach LLC dba Premier Physician Services, as assignee of the rights of Unihealth Med Group Management, Inc. (“Second Amendment”) (the Original Agreement as amended by the First Amendment and Second Amendment is referred to as the “Northwest Management Agreement”).  Harriman Jones was the surviving corporation in a merger with PPM Holdings Long Beach LLC and acquirer of all rights as manager under the Northwest Management Agreement.

C.             Pursuant to the terms and conditions of the Merger, the Northwest Management Agreement was terminated effective this date.

D.            Surviving Corporation intends to have its affiliate, Prospect Medical Systems, Inc., a Delaware corporation (“Systems”), undertake the management of Surviving Corporation effective, March 1, 2004.

E.              Surviving Corporation desires to have Harriman Jones undertake the management of Surviving Corporation for the period between the date of this Agreement and continuing until February 29, 2004 pursuant to the terms and conditions of this Agreement.  Harriman Jones desires to undertake such management obligations.

F.              The Parties now desire to provide for the terms and conditions of the management by Harriman Jones of Surviving Corporation.

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NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

Section 1.               Engagement of Harriman Jones as Manager.  Surviving Corporation hereby agrees to engage Harriman Jones, and Harriman Jones agrees to serve, as manager of Surviving Corporation pursuant to the terms and conditions set forth herein.

Section 2.               Incorporation of Certain Terms of the Northwest Management Agreement.  Except as specifically excepted in Section 3 of this Agreement (the “Excluded Provisions”) or modified in Section 4 of this Agreement (the “Amended Provisions”), the terms and provisions of the Northwest Management Agreement, a copy of which is attached hereto as Exhibit A, are incorporated herein and made a part of this Agreement.  The Excluded Provisions are specifically excluded from this Agreement.  The Amended Provisions are incorporated herein only to the extent modified as set forth in this Agreement.

Section 3.               Excluded Provisions.   The following provisions are excluded in their entirety from the provisions of the Northwest Management Agreement and thus excluded from the terms of this Agreement:

(a)                                  Sections 4.4.1 and 4.4.2 shall be deleted in their entirety.

(b)                                 Article 10 is deleted in its entirety.

(c)                                  Article 12 is deleted in its entirety.

(d)                                 Article 15 is deleted in its entirety.

(e)                                  Article 16 is deleted in its entirety.

Section 4.               Amended Provisions.   The Northwest Management Agreement, as such is incorporated in this Agreement, shall be amended as follows:

(a)          The introductory page and elsewhere shall be amended as necessary in the Northwest Management Agreement in order to reflect the intents of the subject modification, the reference to Medical Group shall refer to Surviving Corporation;

(b)         The introductory page and elsewhere shall be amended as necessary in the Northwest Management Agreement in order to reflect the intents of the subject modification, the reference to Manager shall refer to Harriman Jones;

(c)          Article 2 and elsewhere shall be amended as necessary in the Northwest Management Agreement in order to reflect the intents of the subject modification, Surviving Corporation shall have the sole signature authority (and Manager shall have no authority) to authorize checks, wires or other disbursements of any kind involving the use of money of Medical Group.

(d)         Article 2 and elsewhere shall be amended as necessary in the Northwest Management Agreement in order to reflect the intents of the subject modification, Manager agrees to transfer any and all funds it receives for Medical Group or on Medical Group’s behalf promptly, but in no event later than one (1) business day after receipt to

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Medical Group’s bank account at First Bank, 100 Oceangate, Suite 300, Long Beach, California.

(e)          Article 8 and elsewhere shall be amended as necessary in the Northwest Management Agreement in order to reflect the intents of the subject modification, the term of the Northwest Management Agreement shall commence on February 2, 2004 and terminate on February 29, 2004, unless terminated earlier pursuant to the terms of the Northwest Management Agreement.

(f)            Article 4 and elsewhere shall be amended as necessary in the Northwest Management Agreement in order to reflect the intents of the subject modification, the provisions on compensation of Manager shall be revised as necessary to reflect a one-month term of management services rather than an annualized or multiple year compensation calculation.

(g)         Section 17.4 and elsewhere shall be amended as necessary in the Northwest Management Agreement in order to reflect the intents of the subject modification, notice to Harriman Jones and Surviving Corporation shall be given at the following addresses:

If to Harriman Jones:             Harriman Jones Medical Group, A Professional Corporation
2600 Redondo Avenue
Long Beach, CA 90806
Attn: James P. Agronick, Chief Executive Officer

If to Surviving Corporation:                  Prospect NWOC Medical Group, Inc.
6083 Bristol Parkway, Suite 100
Culver City, CA 90230
Attn:  Jacob Y. Terner, M.D., Chief Executive Officer

Section 5.               Compensation of Harriman Jones.   As set forth in Second Amendment of the Northwest Management Agreement, and set forth herein simply to confirm the rate, as such was amended from time to time, the rate of compensation for the Manager under Section 4.4 of the Northwest Management Agreement shall be an amount equal to 12% of the Adjusted Gross Revenue of Northwest.  In addition, Surviving Corporation shall also pay a lump sum payment of $1,500.00 for the services of Dr. Pratibha Patel and $4,500.00 for the services of Dr. Sami Shoukair, to Dr. Patel and R. Shoukair, as applicable.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

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“Surviving Corporation”	“HARRIMAN JONES”

PROSPECT NWOC MEDICAL GROUP, INC., a California professional medical corporation	HARRIMAN JONES MEDICAL GROUP, A Professional Corporation, a California professional corporation

By:	By:
Jacob Y. Terner, M.D		James Agronick
Chief Executive Officer		Chief Executive Officer

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EXHIBIT A

Northwest Management Agreement

[Attached]

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